Consent of Independent Registered Public Accounting Firm

CounterPath Corporation
Vancouver, BC

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S8/A (No. 333-157036 and No. 333-125812 respectively) of CounterPath Corporation of our report dated July 23, 2009, relating to the consolidated financial statements of CounterPath Corporation which appears in this Form 10-K.

/s/ BDO Dunwoody LLP

BDO Dunwoody, LLP
Vancouver, BC

July 23, 2009